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Exhibit 2

Westpac Banking Corporation ABN 33 007 457 141

Group Secretariat Level 25, 60 Martin Place Sydney NSW 2000 Australia Telephone: (02) 9216 0390 Facsimile: (02) 9226 1888 mmarchhart@westpac.com.au

30 October 2003

Company Announcements Platform
Australian Stock Exchange Limited
20 Bridge Street
SYDNEY NSW 2000

Dear Sir

Westpac Banking Corporation
2003 Final Dividend—Payment Date and Record Date

The Board of Westpac Banking Corporation has determined to pay a final dividend for the year ended 30 September 2003 of 40 cents per fully paid ordinary share in Australian currency on 19 December 2003.

This dividend will be a dividend franked to the extent of 100%.

The dividend will be paid to all Westpac Banking Corporation shareholders who are registered on the share register as at the record date of 5.00 pm on 26 November 2003 (5.00 pm on 25 November in New York).

Yours sincerely

Michelle Marchhart
Head of Group Secretariat

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  Exhibit 2